Exhibit 4

Execution Copy

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 29, 2014, is by and among Amundsen Holdings, LLC, a Delaware limited liability company (“Parent”), Amundsen Merger Sub Corp., a Minnesota corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Person set forth on Schedule I attached hereto (“Shareholder”).

WHEREAS, Shareholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units, as applicable, of XRS Corporation, a Minnesota corporation (the “Company”), in each case, as set forth opposite the name of Shareholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that Shareholder, and Shareholder has (in Shareholder’s capacity as a beneficial owner of Equity Interests) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Shareholder. Shareholder (in Shareholder’s capacity as a record and beneficial owner of Equity Interests) hereby represents and warrants to Parent and Merger Sub as follows:

(a) As of the time of execution of this Agreement, Shareholder (i) is the record and beneficial owner of the Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units, as applicable, (together with any Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units, as applicable, which such Shareholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Company Options and/or Company Warrants, the “Shareholder Securities”) set forth opposite Shareholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock, Restricted Stock Units or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b) Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency (including all Legal Requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d) Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or Shareholder’s assets are bound (including, for the avoidance of doubt, any of the Preferred Stock Investment Agreements), except for such violations, defaults or conflicts as would not prevent or materially delay Shareholder’s performance of its obligations under this Agreement. Assuming receipt of the FCC Consent, compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by Shareholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Shareholder, (ii) require any consent, approval, or notice under any Legal Requirement applicable to Shareholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay Shareholder’s performance of its obligations under this Agreement, or (iii) if such Shareholder is an entity, violate any provision of such Shareholder’s organizational documents.

(e) The Shareholder Securities and the certificates, if any, representing the Shareholder Securities owned by Shareholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by Shareholder or by a nominee or custodian for the benefit of Shareholder, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder, (ii) any such Encumbrances arising under the Articles of Incorporation, that certain XRS Corporation Voting Agreement, dated as of December 4, 2009, or that certain XRS Corporation Investor Rights Agreement, dated as of December 4, 2009, (the “Preferred Stock Investment Agreements”), none of which limit Shareholder’s ability, power and authority to enter into, and perform under, this Agreement, and (iii) any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).

(f) Shareholder has full voting power, with respect to his/her/its Common Shares and/or Preferred Shares, as applicable, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its Common Shares and/or Preferred Shares, as applicable, held in the name of such Shareholder. The Shareholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Securities, except as provided hereunder and in the Preferred Stock Investment Agreements.

(g) As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Shareholder, threatened against Shareholder at law or equity before or by any Governmental Body that could reasonably be expected to impair or materially delay the performance by Shareholder of its obligations under this Agreement or otherwise adversely impact Shareholder’s ability to perform its obligations hereunder.

(h) Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Shareholder as follows:

(a) Each of Parent and Merger Sub is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each of Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all Legal Requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c) Assuming receipt of the FCC Consent, compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any Legal Requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), Takeover Laws, the MBCA, in connection with the FCC Consent or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Transfer of the Shares; Other Actions.

(a) Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, Shareholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any Encumbrances (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of Shareholder’s Equity Interests in the Company, including any Shareholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shareholder Securities with respect to any matter that is in contravention of the obligations of Shareholder under this Agreement with respect to Shareholder’s Equity Interests; (iv) deposit any of Shareholder’s Equity Interests, including the Shareholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Shareholder Securities, in contravention of the obligations of Shareholder under this Agreement with respect to Shareholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shareholder Securities shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b) Notwithstanding the foregoing, Shareholder may make (i) Transfers of Equity Interests by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) with respect to such Shareholder’s Company Options and/or Company Warrants, as applicable, which expire on or prior to the End Date or as a result of the consummation of the Merger, Transfers or cancellations of the underlying Common Shares to the Company (x) in payment of the exercise price of such Shareholder’s Company Options and/or Company Warrants, as applicable, and (y) in order to satisfy taxes applicable to the exercise of such Shareholder’s Company Options and/or Company Warrants, as applicable, and (iii) other Transfers of Shares as Parent may otherwise agree in writing in its sole discretion.

(c) Shareholder agrees that it/he/she will not exercise any dissenters rights available to Shareholder with respect to the Merger pursuant to Sections 302A.471 and 302A.473 of the MBCA.

SECTION 4. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Prior to the Termination Date, and without in any way limiting Shareholder’s right to vote its/her/his Common Shares and/or Preferred Shares, as applicable, in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval, at every annual, special or other meeting of the Company’s shareholders called, and at every adjournment or postponement thereof, Shareholder (in Shareholder’s capacity as a holder of the Shareholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Shareholder’s Common Shares and/or Preferred Shares, as applicable, entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Common Shares and/or Preferred Shares, as applicable, beneficially owned by Shareholder and entitled to vote (the “Vote Shares”) (A) in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and/or (B) against (x) any action or agreement which would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Section 6 of the Merger Agreement not being fulfilled, (y) any Acquisition Proposal and (z) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Shareholder under this Agreement.

(b) Shareholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to attend any meeting of the shareholders of the Company on behalf of such Shareholder with respect to the matters set forth in Section 4(a)(ii), to include such Common Shares and/or Preferred Shares, as applicable, in any computation for purposes of establishing a quorum at any such meeting of shareholders of the Company, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company in accordance with the provisions of Section 4(a). Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 4(a)(ii). Shareholder hereby affirms that the proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Section 302A.449 of the MBCA during the term of this Agreement.

(c) Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder Securities, if any, with respect to the matters set forth in Section 4(a)(ii) are revocable, and hereby revokes such proxies.

(d) Notwithstanding the foregoing, subject to the terms of the Preferred Stock Investment Agreements, Shareholder shall retain at all times the right to vote the Common Shares and/or Preferred Shares, as applicable, held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s shareholders.

(e) The obligations set forth in this Section 4 shall apply to Shareholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5. No Solicitation. Shareholder (in Shareholder’s capacity as a beneficial owner of Equity Interests) shall not knowingly, nor shall it, subject to the provisions of Section 6, authorize or permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Subsidiary thereof to any Person relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing, if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then Shareholder may engage in discussions and negotiate with the Person making such Acquisition Proposal, in each case, solely with respect to Shareholder’s willingness to execute and deliver a voting and support agreement on terms and conditions substantially similar to those contained herein. Shareholder shall, and, subject to the provisions of Section 6, shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing as of the date of this Agreement with respect to any proposal that constitutes, or is reasonably expected to result in, any Acquisition Proposal.

SECTION 6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of the Shareholder Securities and/or other Equity Interests in the Company and not in Shareholder’s or any partner, officer, employee or Affiliate of Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s or any partner, officer, employee or Affiliate of such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder or any partner, officer, employee or Affiliate of Shareholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 7. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof, including without limitation to vest in Parent the power to vote the Common Shares and/or Preferred Shares, as applicable, to the extent contemplated by Section 4(b) hereof (subject to Sections 4(d) and 4(e) hereof).

SECTION 8. Termination of Affiliate Agreements. Prior to or contemporaneously with the Closing, Shareholder shall, and shall cause each of its Affiliates to, agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Contracts (including, for the avoidance of doubt, all Preferred Stock Investment Agreements, but excluding (a) any Shareholder Indemnification Agreements, (b) any indemnification agreement by and between any director of any Acquired Corporation and any Acquired Corporation and (c) any Company Warrants (which shall be treated in accordance with Section 1.9 of the Merger Agreement)) between it or its Affiliates, on the one hand, and any Acquired Corporation, on the other hand, such that no party thereto shall have any further rights, duties, obligations or liabilities of any nature whatsoever with respect thereto.

SECTION 9. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, and the power of attorney and proxy set forth in Section 4(b) shall be revoked, terminated and of no further force and effect, without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) the End Date (as defined in the Merger Agreement as in effect on the date of this Agreement);

(iv) any change to the terms of the Merger without the prior written consent of Shareholder that (A) reduces the Merger Consideration or any consideration otherwise payable with respect to the Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units beneficially owned by Shareholder (subject to adjustments in compliance with Section 1.5(b) of the Merger Agreement) or (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units beneficially owned by Shareholder or (C) adversely affects, in any material respect, or is reasonably likely to adversely affect, in any material respect, Shareholder relative to other holders of Equity Interests of the Company;

(v) subject to compliance with Section 3(b), the date on which Shareholder ceases to own any Equity Interests; or

(vi) the mutual written consent of Parent and Shareholder.

(b) Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach prior to such termination.

(c) Sections 9(b), 10 and 13 hereof shall survive the termination of this Agreement.

SECTION 10. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided that, the Company shall be permitted to reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to Shareholder with respect to this Agreement and the transactions contemplated hereby, subject to an aggregate cap of $100,000 (taking into account the reimbursement of similar fees and expenses of legal counsel incurred by other shareholders of the Company with respect to their similar agreements).

SECTION 11. Public Announcements. Parent, Merger Sub and Shareholder (in its capacity as a Shareholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this, Agreement, the Merger Agreement and the transactions contemplated thereby, without the prior written consent of Parent. Shareholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Shareholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Body, provided that, Parent shall provide Shareholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by Shareholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Body to be made by Shareholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by Shareholder to its or its Affiliates’ general or limited partners on a confidential basis.

SECTION 12. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shareholder Securities or (b) that Shareholder shall become the beneficial owner of any additional Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units, as applicable, then the terms of this Agreement shall apply to the Common Shares, Preferred Shares, Company Warrants, Company Options, shares of Restricted Stock and/or Restricted Stock Units, as applicable, held by Shareholder immediately following the effectiveness of the events described in clause (a) or Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shareholder Securities hereunder. In the event that Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Shareholder Securities hereunder.

SECTION 13. Miscellaneous.

(a)	Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two business days after sent by registered mail or by courier or express delivery service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Shareholder, to:

TCV VII, L.P.

c/o Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Attention: Frederic Fenton

Email: rfenton@tcv.com

If to the Company, to:

XRS Corporation

965 Prairie Center Drive

Eden Prairie, MN 55344

Attention: Jay Coughlan

Email: jay.coughlan@xrscorp.com

with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn:	Michael Coddington
Michael Stanchfield
Facsimile:	(612) 766-1600
Email:	michael.coddington@faegrebd.com
mike.stanchfield@faegrebd.com

If to Parent or Merger Sub, to:

c/o Vista Equity Partners

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention:	Brian N. Sheth
Christian Sowul
Email:	BSheth@vistaequitypartners.com
CSowul@vistaequitypartners.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	David Breach, Esq.
Daniel Wolf, Esq.
Facsimile:	(212) 446-4900
E-mail:	David.Breach@kirkland.com
Daniel.Wolf@kirkland.com

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e) Governing Law, Jurisdiction.

(i)	Except as set forth in Section 13(e)(ii), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 13(f), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (A) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 13(e) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (B) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13(a). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(ii)	The effectuation of the Merger and all claims or causes of action (whether in contract or in tort) that may challenge the effectiveness of the Merger and the effects thereof shall be governed by and construed in accordance with the laws of the State of Minnesota, to the extent required under Minnesota law.

(f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, except in connection with any Transfer permitted by Section 3, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Legal Requirements or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, and each party waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 13(i).

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l) No Recourse. Parent and Merger Sub agree that Shareholder (in its capacity as a holder of Equity Interests of the Company) will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company’s breach of the Merger Agreement.

(m) No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n) No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shareholder Securities. All rights, ownership and economic benefits of and relating to the Shareholder Securities shall remain vested in and belong to Shareholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Shareholder Securities, except as otherwise specifically provided herein.

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

AMUNDSEN HOLDINGS, LLC

By:	/s/ Marc V. Teillon
	Name:	Marc V. Teillon
	Title:	Vice President

AMUNDSEN MERGER SUB CORP.

By:	/s/ Marc V. Teillon
	Name:	Marc V. Teillon
	Title:	Vice President

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney in Fact

SCHEDULE I

NAME	SERIES G PREFERRED STOCK	COMPANY WARRANTS
TCV VII, L.P.	5,996,276	1,798,882

EXHIBIT A -

AGREEMENT AND PLAN OF MERGER